Exhibit 99.1

Iovance Biotherapeutics Appoints Athena Countouriotis, M.D., to Board of Directors

SAN CARLOS, Calif., June 11, 2019 -- Iovance Biotherapeutics, Inc. (NASDAQ: IOVA), a late-stage biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocyte (TIL) technology, today announced the appointment of Athena Countouriotis, M.D., to the company’s Board of Directors, effective June 10, 2019. Dr. Countouriotis is the President and Chief Executive Officer of Turning Point Therapeutics and specialized in hematology and oncology in her professional career.

“Dr. Countouriotis has a long record of successful leadership in oncology drug development, and particular expertise in bringing novel therapies through clinical development,” commented Maria Fardis, Ph.D., President and Chief Executive Officer of Iovance Biotherapeutics. “We are delighted to expand our Board with new members with deep drug development experience.”

“I am excited to join the board at such an important time for the company following the strong data shown at ASCO with LN-145 in cervical cancer and with lifileucel in advanced melanoma,” said Dr. Countouriotis. “Both therapies have such great potential to benefit patients and I look forward to working with the company and the board to make these therapies available to patients.”

Dr. Countouriotis previously served as Chief Medical Officer for multiple public biotechnology companies, including Adverum Biotechnologies, Halozyme Therapeutics and Ambit Biosciences. Earlier in her career, Dr. Countouriotis led development of products for Pfizer and Bristol-Myers Squibb, including Sutent, Mylotarg, Bosulif and Sprycel. She currently serves on the board of directors at Turning Point Therapeutics and Trovagene. Dr. Countouriotis holds an undergraduate degree from the University of California, Los Angeles and an M.D. from the Tufts University School of Medicine. She received training at the University of California, Los Angeles and at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology-Oncology Program.

About Iovance Biotherapeutics, Inc.

Iovance Biotherapeutics intends to commercialize autologous cell therapy products that amplify the body’s own immune response to eradicate solid tumors or attack blood cancers. The company is currently conducting the pivotal study innovaTIL-01 in patients with metastatic melanoma. In addition, the company’s tumor infiltrating lymphocyte (TIL) therapies are being investigated for the treatment of patients with locally advanced, recurrent or metastatic cancers including cervical, head and neck, and non-small cell lung cancer. For more information, please visit www.iovance.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Iovance Biotherapeutics, Inc. (hereinafter referred to as the “Company,” “we,” “us,” or “our”). We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include, but are not limited to, risks and uncertainties relating to the success, timing, projected enrollment, manufacturing and production capabilities, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates (including both Company-sponsored and collaborator-sponsored trials in both the U.S. and Europe), such as statements regarding the timing of initiation and completion of these trials; the timing of and our ability to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates, including those product candidates that have been granted breakthrough therapy designation (“BTD”) or regenerative medicine advanced therapy designation (“RMAT”) by the FDA; the strength of the Company’s product pipeline; the successful implementation of the Company’s research and development programs and collaborations; the Company’s ability to obtain tax incentives and credits; the success of the Company’s manufacturing, license or development agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation; the preliminary clinical results, including efficacy and safety results, from ongoing Phase 2 studies may not be reflected in the final analyses of these trials, including new cohorts within these trials, and may not be supportive of product approval; the FDA or other regulatory authorities may potentially delay the timing of their approval of, or other action with respect to, the Company’s product candidates; the Company’s ability to address FDA or other regulatory authority requirements relating to its clinical programs and registrational plans, such requirements including, but not limited to, clinical and safety requirements as well as manufacturing and control requirements; risks related to the Company’s ability to maintain and benefit from accelerated FDA review designations, including BTD and RMAT, which may not ultimately result in a faster development process or review of the Company’s product candidates (and which may later be rescinded by the FDA if such product candidates no longer meet the conditions for qualification for the program), and does not in any way assure approval of such product candidates by the FDA or the ability of the Company to obtain FDA approval in time to benefit from commercial opportunities; and the ability of the Company to manufacture its therapies using third party manufacturers. A further list and description of the Company’s risks, uncertainties and other factors can be found in the Company’s most recent Annual Report on Form 10-K and the Company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.iovance.com. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:
Annie Chang

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achang@troutgroup.com

Chad Rubin

Solebury Trout

646-378-2947

crubin@troutgroup.com

Media Relations Contact:
Rich Allan

Solebury Trout

646-378-2958

rallan@troutgroup.com